Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated February 26, 2026 on the balance sheets of Encore Medical, Inc. as of December 31, 2025 and 2024, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years ended December 31, 2025 and 2024 contained in this Registration Statement of Encore Medical, Inc. dated June 30, 2026 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay PLLP

Boulay PLLP

Minneapolis, Minnesota

June 30, 2026

MN Eden Prairie | Mankato | Minneapolis

BoulayGroup.com (t) 952.893.9320